Exhibit d.7

ALLIED CAPITAL CORPORATION

Nominee Holder Certification

      The undersigned, a broker, bank or other nominee of rights (“Rights”) to purchase shares of common stock (“Common Stock”) of Allied Capital Corporation (the “Company”), pursuant to the rights offering described and provided for in the Company’s prospectus dated October      , 2002, (the “Prospectus”), hereby certifies to the Company and to American Stock Transfer & Trust Company, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners of the Common Stock of the Company (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Rights (as defined in the Prospectus) on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Right (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Rights and the corresponding Over-Subscription Right (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Rights have been exercised in full:

Number of Shares Subscribed
	Number of Shares of common	Number of Rights Exercised	for Pursuant to Over-
	stock as of Record Date	Pursuant to Basic Subscription	Subscription
1.
2.
3.
4.
5.
6.
7.

[attached additional pages as needed]

[PARTICIPANT]

By:

Name:
Title: